Exhibit (a)(1)(B)

ORDINARY SHARE ACCEPTANCE FORM

TO TENDER ORDINARY SHARES

OF

TALEND S.A.

AT

U.S. $66.00 PER ORDINARY SHARE

PURSUANT TO THE OFFER TO PURCHASE DATED JUNE 11, 2021

BY

TAHOE BIDCO B.V.

AN INDIRECT SUBSIDIARY

OF

TAHOE ULTIMATE PARENT, L.P.

AN AFFILIATE OF THOMA BRAVO FUND XIV GLOBAL, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON JULY 28, 2021, UNLESS THE OFFER IS EXTENDED.

Tahoe Bidco B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Purchaser”) and an indirect subsidiary of Tahoe Ultimate Parent, L.P., a limited partnership organized under the laws of the Cayman Islands, is offering to purchase all of the outstanding ordinary shares, nominal value €0.08 per share (each, an “Ordinary Share” and, collectively, the “Ordinary Shares”), including American Depositary Shares representing Ordinary Shares (each American Depositary Share represents one Ordinary Share) (each, an “ADS” and, collectively, the “ADSs”), of Talend S.A., a société anonyme organized under the laws of France (“Talend”), for U.S. $66.00 per Ordinary Share and U.S. $66.00 per ADS (each such amount, the “Offer Price”), in each case, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 11, 2021 (together with any amendments or supplements thereto, the “Offer to Purchase”) and in this Ordinary Share Acceptance Form (together with any amendments or supplements hereto, the “Ordinary Share Acceptance Form” and, together with the Offer to Purchase, the American Depositary Share Letter of Transmittal and other related materials, as each may be amended or supplemented from time to time, the “Offer”), as applicable.

PLEASE REVIEW AND COMPLETE (IF NECESSARY) THE FOLLOWING INFORMATION

Full name and address of the holder of Ordinary Shares (hereinafter, the “Shareholder”):

Name:
Address:
Town/City:
Postal/ZIP Code:
Country:
Telephone number:
E-mail address:

The Shareholder hereby tenders the following number of Ordinary Shares:

Number of Ordinary Shares:

To allow such tender, the Shareholder hereby instructs BNP Paribas Securities Services, acting on behalf of Tahoe Bidco B.V. (in such capacity, the “Ordinary Shares Agent”) to transfer the ownership of all its tendered Ordinary Shares from the Shareholder’s individual account to Purchaser’s individual account.

If the Shareholder holds his/her/its Ordinary Shares through a bank, broker or other securities intermediary, the Shareholder must contact such securities intermediary and instruct it to convert all the Shareholder’s Ordinary Shares held in nominatif administré in the books of such securities intermediary into nominatif administré in the books of the Ordinary Shares Agent on the aforementioned account.

The tender of Ordinary Shares is subject to all the terms and conditions of the Offer, and the Shareholder hereby makes all the representations, warranties and undertakings of tendering holders that are set forth in the Offer to Purchase, which the Shareholder acknowledges it has received.

The Shareholder (i) acknowledges that all payments of the Offer Price will be made by Purchaser in cash, in the form of a wire payment, in U.S. dollars, into his/her/its account with the Ordinary Shares Agent, which the Shareholder will have opened in connection with tendering the Shareholder’s Ordinary Shares into the Offer and (ii) expressly authorizes the Ordinary Shares Agent to withdraw from the Offer Price any withholding tax or social charge contribution that may be due by the Shareholder and pay it directly to the relevant tax administration (see Instructions below).

Name of Shareholder:

Signature of Shareholder:

Name of signer (if Shareholder is a legal entity):

Title of signer (if applicable):

PLEASE READ THE INSTRUCTIONS ACCOMPANYING THIS ORDINARY SHARE ACCEPTANCE FORM CAREFULLY BEFORE COMPLETING THIS ORDINARY SHARE ACCEPTANCE FORM.

INSTRUCTIONS

Forming Part of the Terms and Conditions of the Offer

1. Requests for Assistance or Additional Copies. Questions or requests for assistance may be directed to the Ordinary Shares Agent at its address and telephone number set forth below. Additional copies of the Offer to Purchase, this Ordinary Share Acceptance Form and other tender offer materials may be obtained from the Ordinary Shares Agent as set forth below, subject to applicable law, and will be furnished at Purchaser’s expense.

2. Withholding. Shareholders who have received their Ordinary Shares pursuant to a stock-option plan or a free share plan and who tender their Ordinary Shares into the Offer may be subject to withholding taxes and/or social charges that may have to be withheld at source by the Ordinary Shares Agent.

IMPORTANT TAX INFORMATION

With respect to Shareholders who have received their Ordinary Shares pursuant to a stock-option plan or a free share plan, the Ordinary Shares Agent, acting either on behalf of the Shareholders’ current or former employer or in the Ordinary Shares Agent’s role as paying agent, may have withholding obligations for the amount of tax and/or social charges that these Shareholders owe on a portion of the gains that they would make in the Offer. Shareholders who have received their Ordinary Shares pursuant to a stock-option plan or a free share plan are urged to consult their tax advisor on the tax consequences applicable to their participation in the Offer.

The Ordinary Shares Agent for the Offer is:

BNP PARIBAS SECURITIES SERVICES

Grands Moulins de Pantin

Corporate Trust Services

9 rue du Débarcadère

93761 PANTIN CEDEX

France

Tel France: +33 (0)1 57 43 02 30